Exhibit (8)

[Letterhead of Miller, Canfield, Paddock and Stone, P.L.C.]


     [FORM OF MILLER, CANFIELD, PADDOCK AND STONE
      TAX OPINION TO BE DELIVERED AT THE CLOSING
       ONLY IF CERTAIN CONDITIONS ARE SATISFIED,
         CERTAIN REPRESENTATIONS ARE RECEIVED
            AND EACH OF THE REQUIREMENTS OF
            REV. PROC. 84-42 IS SATISFIED]

            ______________________ , 1995


La-Z-Boy Chair Company              England/Corsair, Inc.
1284 North Telegraph Road           402 Old Knoxville Highway
Monroe, Michigan 48161-3390         New Tazewell, Tennessee 37825

LZB Acquisition, Inc.
1284 North Telegraph Road
Monroe, Michigan 48161-3390


Gentlemen:

     We have acted as counsel to La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), in connection with the contemplated merger of England/Corsair, Inc., a Tennessee corporation ("E/C"), with and into LZB Acquisition, Inc., a newly-formed Michigan corporation and a wholly-owned subsidiary of La-Z-Boy ("LZB Acquisition"), pursuant to an Amended and Restated Reorganization Agreement (the "Reorganization Agreement") and a related Amended and Restated Plan of Merger (the "Plan of Merger" and, collectively with the Reorganization Agreement, the "Merger Agreement"), both dated as of January 13, 1995, among La-Z-Boy, LZB Acquisition and E/C.

     Our opinion is provided solely with respect to certain of the federal income tax consequences of the merger (the "Merger") of E/C with and into LZB Acquisition. This opinion is being delivered pursuant to Sections 7.2.4 and 7.3.4 of the Reorganization Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

FACTUAL ASSUMPTIONS, REPRESENTATIONS AND LIMITATIONS

     In rendering our opinion, we have examined and relied upon, and our opinion is conditioned upon the accuracy and completeness of, the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, Registration No. 33-_____ [, as amended] (the "Registration Statement"), filed by La-Z-Boy with respect to the La-Z-Boy Common Stock to be issued in connection with the Merger and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We also have assumed that the Merger will be consummated in accordance with the Merger Agreement and that the Merger will qualify as a merger under applicable state law.

     In addition, we have relied upon, and this opinion is expressly conditioned on the accuracy of, the representations contained in the attached Representation Certificates from E/C, La-Z-Boy and LZB Acquisition as being true in all material respects as of the date hereof. These Representation Certificates are attached hereto as Exhibits ___ and ___, respectively.

DISCUSSION

     In order to qualify as a tax-free reorganization, a transaction must satisfy certain statutory requirements set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and several judicially-created requirements which have been developed through court rulings and Internal Revenue Service ("IRS") interpretations. Based upon our review of the representations and the documentation concerning the proposed Merger, we believe that these statutory and judicial requirements will be satisfied.

     It is well established that in order for the Merger to be treated as a tax-free reorganization under Code Section 368, the "continuity of shareholder interest" requirement must be satisfied.(1) The purpose of this requirement is to ensure that the shareholders of the acquired corporation (E/C) maintain a substantial part of their historic equity investment in the acquired corporation following the reorganization through holding of the acquiring corporation's stock. In general, to satisfy the IRS ruling guidelines applicable to the continuity of shareholder interest requirement, the E/C shareholders, as a group:

            (i) must exchange at least 50% of their E/C Stock solely for La-Z-Boy Common Stock in the reorganization(2);

           (ii) must have the unrestricted right to maintain ownership of the La-Z-Boy Common Stock for some period following the reorganization(3); and

          (iii) either must (a) in fact retain ownership of the La-Z-Boy Common Stock for some minimum period following the Merger or (b) demonstrate any early disposition was not pursuant to a plan or arrangement in place at the time of the Merger.

     In addition to the consideration received at the Effective Time, shareholders of E/C will be issued a Performance Unit for each share of E/C Stock surrendered. A Performance Unit entitles an E/C shareholder who exchanges shares of E/C Stock in the Merger to the opportunity to receive additional shares of La-Z-Boy Common Stock based on the financial performance of the Surviving Corporation during the two-year period following the Effective Time.

     Generally the IRS will treat contingent stock consideration as not adversely affecting the tax-free qualification of a merger if the requirements set forth in Rev. Proc. 84-42, 1984-1 C.B. 521, are satisfied. These requirements are as follows:

     (1) The contingent stock arrangement will settle within five years after the date of the merger;

     (2) There is a valid business purpose for the contingent consideration arrangement (e.g., the resolution of a dispute pertaining to the value of the acquired company at the time of the merger);

     (3) The maximum number of shares which may be issued under the contingent stock arrangement must be expressly stated in the merger agreement;

     (4) At least 50 percent of the maximum number of shares of stock that may be issued is issued in the initial distribution;

     (5) The event that triggers the right to receive additional stock under the contingent consideration arrangement cannot be within the control of the acquired corporation's shareholders and cannot be based on the determination of a reorganization-related federal income tax liability;

     (6) The formula for calculating the amount of stock to be issued or delivered is objective and readily ascertainable; and

     (7) The right to receive additional stock cannot be assignable (except by operation of law), and the contingent stock arrangement can be satisfied only with additional stock.

     It has been represented that the proposed provision for contingent considerations in connection with the Merger will satisfy all of these guidelines.

OPINION

     Based upon the foregoing, we are of the opinion that under current law:

          The Merger will be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and La-Z-Boy, LZB Acquisition and E/C will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

Although the Merger is treated as a tax free reorganization, under current regulations of the IRS, La-Z-Boy Common Stock issued in settlement of the Performance Units will be subject to tax treatment as a deferred payment which will include imputed taxable interest.

     The parties do not intend to submit a ruling request regarding the transaction to the National Office of the IRS.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions. However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger, or of any transactions related thereto. We are furnishing this opinion to you in connection with Sections 7.2.4 and 7.3.4 of the Reorganization Agreement; this opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. This opinion may not be relied upon by anyone other than the addressees.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references made to us under the heading "The Merger and Related Transactions -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus of La-Z-Boy which forms a part of the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                         Very truly yours,

                         Miller, Canfield, Paddock and Stone, P.L.C.


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     (1) Pinellas Ice & Cold Storage v. Commissioner, 287 U.S. 462 (1933)
and Treasury Regulation section 1.368-1(b).

     (2) Rev. Proc. 77-37, section 3.02, 1972-2 CB 568.

     (3) Ordinarily five years will, and two years should, suffice.